                                                                   EXHIBIT 99.1


                       First Bancorp to Acquire Carolina
                           Community Bancshares, Inc.


TUESDAY, JULY 16, 2002

         TROY, NORTH CAROLINA AND LATTA, SOUTH CAROLINA - First Bancorp (NASDAQ
- FBNC) and Carolina Community Bancshares, Inc. ("Carolina Community") jointly announce the signing of a definitive merger agreement providing for the merger of Carolina Community into First Bancorp, a transaction that will represent First Bancorp's first entry into South Carolina. The terms of the agreement call for shareholders of Carolina Community to receive 0.8 shares of First Bancorp stock and $20.00 in cash for each share of Carolina Community stock they own. Based on Tuesday's closing price of First Bancorp's common stock, the transaction represents a price of $40.11 per share of Carolina Community common stock and a total deal value of approximately $17.7 million.

         First Bancorp is the holding company for First Bank, a community bank headquartered in Troy, North Carolina with approximately $1.2 billion in total assets. First Bank has 45 branches in the central piedmont region of North Carolina and one branch in Wytheville, Virginia. Carolina Community is the holding company for Carolina Community Bank, a three branch community bank headquartered in Latta, South Carolina, with one branch in Latta and two branches in Dillon, South Carolina. At March 31, 2002, Carolina Community had total assets of $65 million, total loans of $47 million, total deposits of $55 million, and total shareholders' equity of $8.0 million. On that same date, Carolina Community had 416,110 shares of common stock outstanding, resulting in a book value per share of $19.21.

         Carolina Community earned approximately $330,000, or $0.76 per diluted share, in the first quarter of 2002, and $992,000, or $2.28 per diluted share, for calendar year 2001. Carolina Community's return on average assets was 1.5% for 2001, and its return on average equity was 13.7%. For the first quarter of 2002, Carolina Community's return on average assets was 1.9%, and its return on average equity was 16.7%. Carolina Community's nonperforming assets were less than $10,000 at March 31, 2002.

         Jimmie Garner, President and CEO of First Bancorp, states, "We are delighted to be joining forces with such a fine company that represents our first entry into South Carolina. Carolina Community is a high performer and is located in a market that is a natural extension for First Bancorp. Dillon County, South Carolina, where both Latta and Dillon are located, borders Robeson County, North Carolina, where First Bancorp has four branches. Dillon County is an attractive market that is intersected by Interstate 95, as well as several significant South Carolina highways."

         Mr. Garner added, "Even more important than the attractiveness of the market is the quality of the institution and its people we are joining with. I congratulate the Board of Directors of Carolina Community, its executive management, and its employees on the top notch institution they have created. They have all been an important part of the success of Carolina Community, and they will continue to play an important role in the future success of First Bancorp."

         Mr. Garner also noted that R. Walton Brown, the current president of Carolina Community, in addition to remaining with First Bancorp, will be joining the First Bancorp Board of Directors.

         Mr. Brown spoke on behalf of the employees and Board of Directors of Carolina Community, "We are very pleased with today's merger announcement. In getting to know First Bancorp, we realized that our cultures are very similar, and we believe that by joining with them we will be able to continue to focus on our customers, while also providing benefits to our shareholders."

         The transaction is expected to be consummated late in the fourth quarter of this year or early in the first quarter of 2003. The transaction is intended to qualify as a tax-free reorganization, and is subject to regulatory approval and approval by Carolina Community's shareholders. The Orr Group served as advisors to Carolina Community. First Bancorp did not engage outside financial advisors.

         This news release contains forward-looking statements, including statements about future operating results and other forward-looking information for First Bancorp and Carolina Community Bancshares, Inc. These statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, the statements involve significant risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) failure to retain the customer bases of the two institutions following the merger; (4) competitive pressures among financial institutions increasing significantly; (5) costs or difficulties related to the integration of the businesses of First Bancorp and Carolina Community Bancshares, Inc. being greater than anticipated; (6) general economic conditions being less favorable than anticipated; (7) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged; and (8) the timing of the completion of the transactions.

Contacts:    First Bancorp - James H. Garner - (910) 576-6171
             Carolina Community Bancshares, Inc. - R. Walton Brown -
             (843) 752-7139


                                       2